Exhibit 15


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October 22, 2007

TrustCo Bank Corp NY
Glenville, New York

Re: Registration Statement on Form S-3 related to the TrustCo Bank Corp NY Dividend Reinvestment Plan

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 4, 2007 and August 3, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Albany, New York